N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2015

Fund	Name of Person	Ownership % of Series

Columbia Variable Portfolio – Strategic Income Fund	JPMCB NA CUST FOR VP MODERATELY AGGRESSIVE	35.18%
Columbia Variable Portfolio – Diversified Absolute Return Fund	JPMCB NA CUST FOR VP MODERATE	53.36%

As of January 1st 2015

Fund	Name of Person	Ownership % of Series